UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2008

AMERIGON INCORPORATED

(Exact name of registrant as specified in its charter)

Michigan	0-21810	95-4318554
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21680 Haggerty Road, Ste. 101, Northville, MI	48167
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (248) 504-0500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 250.13e-4(c))

Section 1–7. Not applicable.

Section 8. Other Events

Item 8.01 Other Events

Amerigon Incorporated (the “Company”) is filing this Current Report on Form 8-K in connection with recent publicity regarding the auction rate securities markets. As of December 31, 2007, the total amount of the Company’s cash, cash equivalents and short-term investments was $25.1 million, consisting of $225,000 in cash, $945,000 in money market funds, $3.0 million in municipal notes and $20.9 million in auction rate preferred stock (“ARPS”). As of February 25, 2008, the Company has increased its holdings in ARPS to $23.1 million. All of the Company’s ARPS are issued by closed-end fixed income investment funds, carry AAA credit ratings from Moody’s Investors Service and/or Standard & Poor’s and hold auctions every seven days to reset the dividend rates for the next week. These funds are subject to certain regulatory requirements, which mandate an asset coverage ratio of 200% to cover the fund’s liabilities, including their ARPS, pursuant to the Investment Company Act of 1940.

Over the past week, the ARPS market has experienced wide spread auction failures including substantially all of the ARPS held by the Company. This has resulted in the Company’s inability to sell these securities. A failed auction results in a lack of liquidity in the securities but does not signify a default by the issuer. Upon an auction failure, the interest rates reset based on a formula contained in the security, which is typically equal to 150-200% of a short term interest rate index.

While the Company will continue to monitor and analyze its auction rate securities investments, we believe the carrying values of our auction rate securities approximate their fair value.

Based on the current lack of liquidity related to these investments, the Company may reclassify all of its auction rate security investments from current assets to long-term assets in the first quarter of 2008. The Company believes, however, that its current working capital, exclusive of the ARPS, of approximately $9.6 million, its expected positive free cash flow in 2008, and its $10.0 million revolving line of credit will be adequate to fund its current business needs, even if the Company experiences illiquidity for an extended period of time with respect to the entire amount invested in auction rate securities.

Section 9. Not Applicable

Forward Looking Statements

Certain matters discussed in this Current Report on Form 8-K are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to the Company’s Securities and Exchange Commission filings and reports, including, but not limited to, its Form 10-K for the year ended December 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERIGON INCORPORATED

By:	/s/ BARRY G. STEELE
Barry G. Steele, Chief Financial Officer

Date: February 26, 2008